EXHIBIT 8.2

March 16, 2020

Community Shores Bank Corporation
1030 W. Norton Avenue
Muskegon, Michigan 49441

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Community Shores Bank Corporation, a Michigan corporation (“Community Shores”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of January 3, 2020 (the “Agreement”), by and between Community Shores and ChoiceOne Financial Services, Inc., a Michigan Corporation “(ChoiceOne”). Pursuant to the Agreement, Community Shores will merge with and into ChoiceOne with ChoiceOne surviving the merger (the “Merger”). ChoiceOne filed a Registration Statement on Form S-4 with the SEC under the Securities Act in connection with the Merger. If the Merger is consummated on the terms and subject to the conditions of the Agreement, then Community Shores will merge with and into ChoiceOne, Community Shores’ separate corporate existence will cease, and ChoiceOne will continue as the surviving corporation. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Agreement.

In connection with our opinion expressed below, we have reviewed and relied upon the following (i) the Agreement, (ii) the Registration Statement, (iii) the representations made by Community Shores in its, dated the date hereof, delivered to us for purposes of this opinion (the “Representation Letter”), and (iv) such other documents, records and matters of law and fact as in our judgment are necessary to enable us to render the opinion expressed below.

For purposes of the opinion, we have, with your permission and consent, assumed that (i) the Merger will be consummated pursuant to and in accordance with the Agreement and in the manner described in the Registration Statement, (ii) the facts, information, covenants, representations, warranties and statements (which we neither investigated nor verified) set forth in the Agreement, Registration Statement and other documents referenced above are, and will remain, true, complete and correct as of the Effective Time, (iii) the statements, representations, covenants and agreements of Community Shores set forth in the Representation Letter are, and will remain, true, complete and correct as of the Effective Time, (iv) any representations made in the Representation Letter or the Agreement qualified by belief, knowledge, materiality or any similar qualification are true, correct and complete and made without such qualification, and (v) Community Shores and ChoiceOne and their respective subsidiaries will treat the Merger for

March 16, 2020

United States federal income tax purposes in a manner consistent with the opinion set forth below. Our opinion as expressed below may be adversely affected if any of the assumptions described above nor later become inaccurate for any reason or if the Merger is consummated in a manner that is different from the manner described in the Agreement or Registration Statement.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the IRS, and other administrative pronouncements, all as in effect on the date hereof, and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). We can provide no assurances as to the effect that any change may have on the opinion we express below. An opinion of counsel is not binding on the IRS or the courts, and there can be no assurances that the IRS would not take, or a court would not sustain, a position contrary to the opinion set forth below.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion that, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

Based upon and subject to the foregoing and to the assumptions and limitations set forth herein and in the Registration Statement under “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES”, we also hereby state that the material U.S. federal income tax consequences of the Merger to a U.S. Holder (as defined in the Registration Statement) of Community Shores common stock set forth in the discussion under that caption are our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Except as set forth above, we express no other opinion. No opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation.

Sincerely,

Dickinson Wright PLLC

/s/ Dickinson Wright PLLC